Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Second Quarter Ended June 27, 2015

Second Quarter Highlights:

•	Sales increased 1% to $198.7 million.

•	EPS increased 2% to $0.65 per diluted share.

•	Cash flow from operations increased to $11.1 million.

•	Number of new products introduced ramps up.

COLMAR, PENNSYLVANIA (July 29, 2015) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the second quarter ended June 27, 2015 of $198.7 million, an increase of 1% from $196.2 million in the second quarter of 2014. Diluted earnings per share for the second quarter ended June 27, 2015 increased 2% to $0.65 per share from $0.64 per share in 2014.

Gross profit margin was 38.5% for the second quarter ended June 27, 2015 compared to 37.2% for the same period last year. The gross profit margin improvement was primarily due to a favorable sales mix shift and lower transportation costs. Selling, general and administrative expenses increased 9%, or $3.4 million, during the quarter as a result of $1.9 million in additional costs associated with our ERP conversion. These incremental costs decreased from $2.8 million in the first quarter of 2015. The ERP-related expenses in the second quarter include $1.0 million in increased distribution costs (down from $1.7 million in the first quarter), ongoing incremental spending of $0.4 million in support costs and $0.5 million in additional depreciation expense. Distribution costs are expected to return to historical levels by the end of the third quarter.

“The second quarter of 2015 sales growth rate was impacted by the 21% growth experienced in the second quarter of 2014 and the ongoing inventory reduction program by one customer. Softer market conditions also led to a reduction in product sell-through when compared to the first quarter and the prior year, but remain at encouraging levels,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “Growth rates in the second half of the year are expected to improve as the difficult comps of the prior year are behind us.”

For the six months ended June 27, 2015, sales increased 2% over the comparable prior year period to $387.2 million from $379.7 million last year. Diluted earnings per share in 2015 declined 2% to $1.25 from $1.28 in the same period last year. Operating cash flow increased to $34.9 million for the first six months of 2015 compared to $19.2 million in the first six months of 2014.

“During the first half of 2015, sales from products introduced in the last 24 months represented 20% of our sales, which is down from 22% in fiscal 2014. The reduction is due to one large customer that has delayed expansion of new product placements that we believe will eventually normalize, and a slower new product introduction rate over the last 9 months,” continued Mr. Berman. “We increased the number of new products released in the second quarter to 1,012 from 701 in the first quarter as we move beyond the distraction caused by the ERP implementation. Including the 690 new parts introduced in July, we are now ahead of last year’s new product introduction pace and believe we will exceed prior year introductions by approximately 10%. The number of new parts introduced is a metric which helps us drive future longer term sales growth and does not have significant impact on sales in the quarter when these parts are introduced.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/27/15	Pct.	6/28/14	Pct.
Net sales	$198,721	100.0	$196,187	100.0
Cost of goods sold	122,151	61.5	123,226	62.8
Gross profit	76,570	38.5	72,961	37.2
Selling, general and administrative expenses	39,675	19.9	36,261	18.5
Income from operations	36,895	18.6	36,700	18.7
Interest expense, net	52	0.1	63	—
Income before income taxes	36,843	18.5	36,637	18.7
Provision for income taxes	13,700	6.9	13,393	6.9
Net income	$23,143	11.6	$23,244	11.8

Diluted earnings per share	$0.65		$0.64

Weighted average diluted shares outstanding	35,614		36,471

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/27/15	Pct.	6/28/14	Pct.
Net sales	$387,195	100.0	$379,699	100.0
Cost of goods sold	237,732	61.4	235,096	61.9
Gross profit	149,463	38.6	144,603	38.1
Selling, general and administrative expenses	78,916	20.4	70,956	18.7
Income from operations	70,547	18.2	73,647	19.4
Interest expense, net	104	—	102	—
Income before income taxes	70,443	18.2	73,545	19.4
Provision for income taxes	25,961	6.7	26,750	7.1
Net income	$44,482	11.5	$46,795	12.3

Diluted earnings per share	$1.25	—	$1.28	—

Weighted average diluted shares outstanding	35,629	—	36,514	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	6/27/15	12/27/14
Assets:
Cash and cash equivalents	$67,199	$47,656
Accounts receivable	197,292	206,035
Inventories	198,782	173,523
Deferred income taxes	25,701	25,103
Prepaid expenses	3,827	3,147
Total current assets	492,801	455,464
Property & equipment	85,202	82,270
Goodwill and other intangible assets	29,939	29,989
Other assets	17,351	12,645
Total assets	$625,293	$580,368

Liabilities & Shareholders’ Equity:
Accounts payable	$67,411	$59,541
Accrued expenses and other	26,642	31,292
Total current liabilities	94,053	90,833
Other long-term liabilities	4,632	4,822
Deferred income taxes	21,835	22,652
Shareholders’ equity	504,773	462,061
Total Liabilities and Equity	$625,293	$580,368

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		26 Weeks (unaudited)
	6/27/15	6/28/14	6/27/15	6/28/14
Depreciation, amortization and accretion	$3,978	$2,976	$7,596	$5,836
Capital expenditures	$5,267	$8,870	$11,016	$15,878